Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Number 333-151812, 333-122974, 333-108128, 333-56980 and 033-72894) of Cott Corporation of our report dated March 10, 2008, except for Note 9, for which the date is as of March 11, 2009 and as it relates to the effects of the adoption of SFAS 160 as discussed in Note 1, as to which the date is May 29, 2009 relating to the financial statements and financial statement schedule, which appears in this Form 8-K.

PricewaterhouseCoopers LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Ontario

May 29, 2009